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                       December 7, 2022

       Jordan Vogel
       Co-Chief Executive Officer
       Property Solutions Acquisition Corp. II
       64 Madison Ave, Suite 1009
       New York, NY 10065

                                                        Re: Property Solutions
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 25,
2022, as revised on December 7, 2022
                                                            File No. 001-40087

       Dear Jordan Vogel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction